EXHIBIT 99.1


             NATURALLY ADVANCED TO LIST ON TSX-VENTURE EXCHANGE AND
                     ANNOUNCES $2 MILLION PRIVATE PLACEMENT


PORTLAND, OREGON, JULY 8, 2008 - Naturally Advanced Technologies Inc. ("NAT" or the "Company")(OTCBB:NADVF), a developer of proprietary technologies for the processing and production of environmentally sustainable natural fibers and materials, is pleased to announce it has received final approval to list its common shares on the TSX Venture Exchange (the "TSX-V"). The Company's common shares will trade under the symbol "NAT" and will begin trading on the TSX-V at the opening of business on Tuesday, July 8, 2008.

$2 MILLION PRIVATE PLACEMENT

In connection with the TSX-V listing, the Company closed a brokered and non brokered private placement on July 3, 2008 for gross proceeds of just under $1.98 million. Pursuant to the private placements, the Company issued a total of 1,472,426 units at $1.35 per unit, representing just over 5% of the Company's common shares outstanding. Each unit ("Unit") is comprised of one common share (a "Share") and one half of one Share purchase warrant (a "Warrant"). Each whole Warrant will entitle the holder to purchase one Share at a price of $1.95 until July 3, 2010.

1,117,426 Units were placed through Canaccord Capital Corporation ("Canaccord") under the brokered portion of the deal, while 355,000 Units were placed under the non-brokered portion. Net proceeds to the Company from this private placement amount to $1,834,656.

In connection with the brokered private placement, the Company paid Canaccord a cash commission, as well as granted 109,942 agent's options to Canaccord, and 1,800 agent's options to Bolder Investment Partners Ltd. Each agent's option is exercisable for a Unit at a price of $1.35, consisting of one Share and one half of one Warrant. Each full Warrant entitles the agent Warrant holder to purchase an additional Share at $1.35 until July 3, 2010.

All securities issued in connection with the private placements are subject to a four month hold period in Canada. The funds from the private placements will be used to fund CRAILAR(R) development, repay debt, and general and administrative expenses.

"The TSX-V listing will provide NAT with access to additional Capital markets that are receptive to high growth companies with unique technologies," said Ken Barker, CEO of Naturally Advanced Technologies Inc. "This significant milestone will allow the Company to target its communications to a broader investor audience, while creating greater liquidity levels for the Company's shareholders. With the closing of the private placement, the Company continues to be in an excellent position to commercialize our CRAILAR(R) technology".

Neither the TSX-V nor any regulatory authority accepts responsibility for the adequacy or accuracy of this release.


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All monies listed in this news release are in Canadian Dollars ($CAD).

ABOUT NATURALLY ADVANCED TECHNOLOGIES, INC.

Naturally Advanced Technologies Inc. is committed to unlocking the potential of renewable and environmentally sustainable biomass resources from hemp and other bast fibers. NAT, through its wholly owned subsidiary Crailar Fiber Technologies Inc., is developing proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products, in collaboration with Canada's National Research Council and the Alberta Research Council. CRAILAR(R) technology offers cost-effective and environmentally sustainable processing and production of natural, bast fibers such as hemp and flax, resulting in increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company is also a provider of sustainable, environmentally friendly fibers and fabrics through its apparel division
HTNATURALS. Founded in 1998 in response to the growing demand for environmentally friendly, socially responsible clothing, NAT adheres to a "triple bottom line" philosophy, respecting the human rights of employees, the environmental impact of the Company's operations and fiscal responsibility to its shareholders. WWW.NATURALLYADVANCED.COM

FORWARD LOOKING STATEMENT DISCLAIMER

This press release includes certain statements that may be deemed "forward-looking statements". All statements in this release, other than statements of historical facts that address commencement of trading of NAT's Shares on the TSX-V, technology, and activities of NAT are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to: any market interruptions that may delay commencement of trading of NAT's Shares on the TSX-V, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions, and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at WWW.SEC.GOV. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

INVESTOR CONTACT:
Toby Reid
Investor Relations
Naturally Advanced Technologies Inc.
604.683.8582 x107
ir@naturallyadvanced.com

MEDIA CONTACT:
Summer Facchini
Black Lab Communications
503.830.5983
summer@blacklabcommunications.com